UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM S-8

                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933



                      WESTVACO CORPORATION
     (Exact Name of Registrant as Specified in Its Charter)


       DELAWARE                                   13-1466285
(State of Incorporation)             (I.R.S. Employer Identification No.)


                        299 PARK AVENUE
                       NEW YORK, NY 10171
       (Address of Principal Executive Offices/Zip Code)


                       WESTVACO CORPORATION
                     1999 SALARIED EMPLOYEE
                       STOCK INCENTIVE PLAN
                     (Full Title of the Plan)


                      JOHN W. HETHERINGTON
    VICE PRESIDENT, ASSISTANT GENERAL COUNSEL AND SECRETARY
                      WESTVACO CORPORATION
                        299 PARK AVENUE
                    NEW YORK, NEW YORK 10171
                    Telephone:  212-688-5000
   (Name, Address and Telephone Number of Agent for Service)






                CALCULATION OF REGISTRATION FEE


Title of Securities  Amount to be     Proposed      Proposed      Amount of
 to be Registered     Registered      Maximum       Maximum     Registration
                                   Offering Price   Aggregate      Fee (3)
                                   per Share (2)    Offering
                                                      Price

Common Stock,         5,000,000        $29.50     $147,000,000     $41,005
par value $5.00       shares (1)
per share


(1) Such number of shares of Westvaco Corporation Common Stock (the "Common Stock") as may be purchased for employees participating in the Westvaco Corporation 1999 Salaried Employee Stock Incentive Plan ("the Plan") whether purchased directly from Westvaco Corporation (the "Company" or "Registrant"), on the open market or privately as set forth in the Plan, subject to adjustment for stock splits or other forms of recapitalization.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933 (the "Securities Act") on the basis of the average of the high and low sale prices for a share of the Common Stock of the Company on the New York Stock Exchange on September 13, 1999.

(3) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act.


                                 PART I
                INFORMATION REQUIRED IN THE SECTION 10(a)
                              PROSPECTUS

The information called for in Part I of Form S-8 will be distributed to participants in the Plan.


                                PART II
         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

a) The latest Annual Report on Form 10-K of Westvaco Corporation for the fiscal year ended October 31, 1998.

b) The Quarterly Report on Form 10-Q of Westvaco Corporation for the fiscal quarter ended January 31, 1999.

c) The Quarterly Report on Form 10-Q of Westvaco Corporation for the fiscal quarter ended April 30, 1999.

d) The Quarterly Report on Form 10-Q of Westvaco Corporation for the fiscal quarter ended July 31, 1999.

e) The description of Common Stock of Westvaco Corporation contained in the Company's Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") including any amendment or report filed for the purpose of updating such description.

f) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents.

ITEM 4.   DESCRIPTION OF SECURITIES

  Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

The audited financial statements included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended October 31, 1998, which have been incorporated herein by reference, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as indicated in their report dated November 16, 1998, and which is also incorporated by reference herein in reliance upon the authority of that firm as experts in accounting and auditing in giving such reports.

The legality of the issuance of the shares offered hereby has been passed upon for the Company by Wendell L. Willkie, II, Esq., Senior Vice President and General Counsel of the Company by a letter dated September 16, 1999.
Mr. Willkie is the beneficial owner of shares of Common Stock of the Company held in trust under the Westvaco Corporation Savings and Investment Plan for Salaried Employees and the recipient of stock options granted by the company.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article II, Section 14 of the Company's Bylaws provides as follows:

"Each director, officer and employee, past or present, of the Corporation, and each person who serves or may have served at the request of the Corporation as a director, officer or employee of another corporation and their respective heirs, administrators and executors, shall be indemnified by the Corporation in accordance with, and to the fullest extent provided by, the provisions of the General Corporation Law of the State of Delaware as it may from time to time be amended. Each agent of the Corporation and each person who serves or may have served at the request of the Corporation as an agent of another corporation, or as an employee or agent of any partnership, joint venture, trust or other enterprise may, in the discretion of the Board of Directors, be indemnified by the Corporation to the same extent as provided herein with respect to directors, officers and employees of the Corporation."

In pertinent part, Section 145 the Delaware Corporation Law provides:

"A corporation shall have power to indemnify any person by reason of the fact that the person is or was a director, officer, employee or agent of the corporation...against expenses (including attorneys' fees), judgments, fines and amounts paid in...connection with [a lawsuit] if the person acted in good faith and in manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful."

Together, the Company's Bylaws, Charter and the applicable Delaware Corporation Law protect directors and officers for actions taken in their respective Company capacities in certain circumstances. In the event and to the extent that a director or officer is successful in the defense of any action, he or she would be entitled to full reimbursement of all expenses (including attorneys' fees) actually and reasonably incurred. If a person covered by the Company's indemnification provisions either settles or loses any action (other than an action brought by or on behalf of the Company) that person would be entitled to have such expenses and amounts paid to settle the claim or satisfy a judgment or fine reimbursed only if (1) a court so directs or (2) disinterested directors, an independent counsel or the stockholders find that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and with respect to criminal actions not believed to be unlawful. The Company has also entered into agreements with each of its officers and directors providing them with a right of indemnification. Delaware Corporation Law allows the Company to insure directors and officers against some liabilities, such as judgments or amounts paid in settlement of derivative actions, for which indemnification is not permitted.

The Company has purchased one or more insurance policies insuring its officers and directors against certain liabilities, including liabilities under the Securities Act, and insuring the Company against any payment which it is obligated to make to such persons under the indemnification provisions of its Bylaws. Neither the insurance, nor the Bylaw nor Charter provisions are designed to cover losses brought about or contributed to by dishonest acts or losses in which the individual gained a personal profit. Furthermore, there are exclusions in the insurance for improprieties such as lander and libel, fraudulent or self-serving acts and violations of
Section 16(b) of the Exchange Act which result in personal gain to the officer or director.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.   EXHIBITS

EXHIBIT 4 Instruments defining the rights of security holders, including indentures:

(a) Amended and Restated Certificate of Incorporation for Westvaco
    Corporation dated April 1997 previously filed as Exhibit 3(i) to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997, File No. 1-3013, incorporated herein by reference.

(b) Amended and Restated Credit Agreement dated as of September 19, 1997, among Westvaco Corporation, the bank signatories listed therein, Morgan Guaranty Trust Company of New York, as Administrative Agent, Documentation Agent and Co-Agent and The Bank of New York, as Syndication Agent and Co-Agent, previously filed as Exhibit 4(a) to the Company's Form 10-K for the fiscal year ended October 31, 1997, File No. 1-3013, incorporated herein by reference.

(c) Form of Indenture, dated as of March 1, 1983, between Westvaco Corporation and The Bank of New York (formerly Irving Trust Company), as trustee, previously filed as Exhibit 2 to the Company's Registration Statement on Form 8-A, File No. 1-3013, dated January 24, 1984, incorporated herein by reference.

(d) Rights Agreement dated as of September 23, 1997, between Westvaco Corporation and The Bank of New York previously filed as Exhibit 1 to the Company's Form 8-A dated October 31, 1997, File No. 1-3013, incorporated herein by reference.

(e) Indentures with respect to other long-term debt, none of which exceeds 10 percent of the total assets of the Company and its subsidiaries on a consolidated basis, are not attached. (The Company agrees to furnish a copy of such documents to the Securities and Exchange Commission upon request.)

EXHIBIT 5  Opinions re legality

Opinion of Legal Counsel, Wendell L. Willkie, II, Esq., dated September 16,
1999.

EXHIBIT 15  Letter re unaudited interim financial information

Not applicable.

EXHIBIT 23  Consent of independent accountants and counsel

(a) Consent of Legal Counsel, Wendell L. Willkie, II, Esq., to refer to legal opinion, included in Exhibit 5.

(b) Consent of independent accountants, PricewaterhouseCoopers LLP, dated September 15, 1999.

EXHIBIT 24  Powers of Attorney

Powers of Attorney dated August 24, 1999 and August 27, 1999, signed by members of the Board of Directors of Westvaco (Samuel W. Bodman III, W. L. Lyons Brown, Jr., Michael E. Campbell, Thomas W. Cole, Jr., David L. Hopkins, Jr., Rudolph G. Johnstone, Jr., Douglas S. Luke, John A. Luke, Jr., William R. Miller, Jane L. Warner and Richard A. Zimmerman) authorizing John A. Luke, Jr., John W. Hetherington and James E. Stoveken, Jr., to sign on their behalf in executing registration documents pertaining to this Plan.

ITEM 9.   UNDERTAKINGS

(a)  The Company hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                           SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, Westvaco Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16th day of September, 1999.

    WESTVACO CORPORATION                  _________________________
    (Registrant)                          John A. Luke, Jr.
                                          Chairman, President and
                                          Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

Principal Executive Officer:

_____________________          Chairman, President and
John A. Luke, Jr.              Chief Executive Officer    September 16, 1999

Principal Financial Officer:

_____________________          Senior Vice President      September 16, 1999
Helen Murphy

Principal Accounting Officer:

_____________________          Comptroller                September 16, 1999
John E. Banu

The Board of Directors:

Samuel W. Bodman III                 Douglas S. Luke
W.L. Lyons Brown, Jr.                John A. Luke, Jr.
Michael E. Campbell                  William R. Miller
Thomas W. Cole, Jr.                  Jane L. Warner
David L. Hopkins, Jr.                Richard A. Zimmerman
Rudolph G. Johnstone, Jr.

_____________________                           September 16, 1999
John W. Hetherington
Attorney-in-Fact



                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM S-8

                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933



                      WESTVACO CORPORATION
     (Exact Name of Registrant as Specified in Its Charter)


       DELAWARE                                 13-1466285
(State of Incorporation)           (I.R.S. Employer Identification No.)


                        299 PARK AVENUE
                       NEW YORK, NY 10171
       (Address of Principal Executive Offices/Zip Code)


                       WESTVACO CORPORATION
                     1999 SALARIED EMPLOYEE
                       STOCK INCENTIVE PLAN
                     (Full Title of the Plan)


                      JOHN W. HETHERINGTON
    VICE PRESIDENT, ASSISTANT GENERAL COUNSEL AND SECRETARY
                      WESTVACO CORPORATION
                        299 PARK AVENUE
                    NEW YORK, NEW YORK 10171
                    Telephone: 212-688-5000
   (Name, Address and Telephone Number of Agent for Service)

                            EXHIBITS




                       EXHIBIT 5 and 23(a)



                                   September 16, 1999

Securities and Exchange Commission
450 Fifth Street
Washington, DC  20549

Dear Sir/Madam,

As General Counsel of Westvaco Corporation ("Westvaco"), I am familiar with the Westvaco Corporation 1999 Salaried Employee Stock Incentive Plan (the "Plan") and with the legal matters involving its adoption and implementation.

It is my opinion that the Plan has been validly authorized and adopted by Westvaco and that any shares of Westvaco Common Stock of the par value of $5 per share ("Westvaco Common Stock") issued or sold to the Trustee pursuant to the provisions of the Plan are legal and validly issued, fully paid and non-assessable.

I consent to the filing of this opinion letter as an exhibit to any registration statements under the Securities Act of 1933, or post-effective amendments thereto, registering Westvaco Common Stock and other interests of Plan members. I further consent to any reference to this opinion in any prospectus which is part of any such registration statement or post-effective amendment.

In addition to being General Counsel, I am a Senior Vice President of Westvaco. I also am the beneficial owner of Westvaco Common Stock held in trust under the Westvaco Corporation Savings and Investment Plan for Salaried Employees and the recipient of stock options granted by the company.

                         Very truly yours,

                         _______________________
                         Wendell L. Willkie, II
                         Senior Vice President
                         and General Counsel




                          EXHIBIT 23(b)

               CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 16, 1998, which appears on page 34 of the 1998 Annual Report to Shareholders of Westvaco Corporation, which is incorporated by reference in Westvaco Corporation's Annual Report on Form 10-K for the year ended October 31, 1998.





PricewaterhouseCoopers LLP


11 Madison Avenue
New York, NY

September 15, 1999





                           EXHIBIT 24

                        POWER OF ATTORNEY


KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned, a director of WESTVACO CORPORATION, a Delaware corporation (the "Company"), does hereby constitute and appoint JOHN A. LUKE, JR., JOHN W. HETHERINGTON and JAMES E. STOVEKEN, JR., and each of them severally, acting alone and without the other and with full power of substitution, his or her true and lawful attorneys-in-fact and agents to do any and all acts and things and to execute any and all instruments which such attorneys-in-fact and agents may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration under said Act of the Westvaco Corporation 1999 Salaried Employee Stock Incentive Plan, and the securities issued thereunder, including specifically, but without limiting the generality of the foregoing, the power and authority to sign, for and on behalf of the undersigned, the name of the undersigned as director of the Company to a Registration Statement, and any amendment thereto, filed with the Securities and Exchange Commission in respect of such securities and to any instrument or document filed as a part of, as an exhibit to, or in connection with such Registration Statement, or any such amendment; and the undersigned does hereby ratify and confirm as his or her own act and deed all that such attorneys-in-fact and agents shall do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned has subscribed this Power of Attorney this 24th day of August, 1999.




                    ________________________________
                         Outside Boardmember
                              Director



In the presence of:

__________________________________